SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Second Nature Series Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  41 S. High Street, Suite 1700, Columbus, OH  432015

TELEPHONE NUMBER:

(614) 469-3200

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:

The Corporation Trust Company

1209 Orange Street, Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/ /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and State of Ohio on this 3rd day of March 2017.

Second Nature Series Trust

/s/ JoAnn M. Strasser

By: JoAnn M. Strasser, Sole Trustee

ATTEST:

/s/ Philip B. Sineneng

By:  Philip B. Sineneng, Secretary